EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Nos. 333-143004, 333-144820, 333-219054, 333-121234, 333-110479, 333-159715, 333-164792, 333-184772 and 333-189351) of our report dated March 8, 2021, relating to the consolidated financial statements of Tinuum Group, LLC (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding going concern) attached to this Annual Report on the Form 10-K of Advanced Emissions Solutions, Inc.

/s/ Moss Adams LLP

Denver, Colorado
March 8, 2021